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Script for the Investor Conference Call held at 8:30 a.m. Eastern Time, October 1, 2020

Operator

Thank you for standing by. Welcome to the Playboy – Mountain Crest Acquisition Corp. Webcast and Conference Call of Management’s prepared remarks. Listeners are in a listen-only mode, and there will not be a Q&A session following the prepared remarks.

I will now turn the call over to Ashley DeSimone of ICR, Ashley:

Ashley DeSimone

Thank you Operator.

Thank you everyone for joining us. The information discussed today is qualified in its entirety by the Form 8-K that has been filed today by Mountain Crest and may be accessed on the SEC’s website.

Please note that the press release issued this morning and related SEC documents can also be found on Mountain Crest’s website at http://www.mcacquisition.com/.

The investor deck that will be presented as part of today’s discussion has been publicly filed with the SEC and posted on Mountain Crest’s website, where it is available for download. Please review the disclaimers included therein and refer to that as the guide for today’s call.

Also, statements we make during this call that are not statements of historical facts constitute forward-looking statements that are subject to risks, uncertainties and other factors that could cause our actual results to differ from historical results and/or from our forecast, including those set forth in Mountain Crest’s Form 8-K filed today and the exhibits thereto. For more information, please refer to the risks, uncertainties and other factors discussed in Mountain Crest’s SEC filings. All cautionary statements that we make during this call are applicable to any forward-looking statements we make wherever they appear. You should carefully consider the risks, uncertainties and other factors discussed in Mountain Crest’s SEC filings. Do not place undue reliance on forward-looking statements, which we assume no responsibility for updating. In addition, statements made today regarding expected cash and equity ownership following the transaction do not take into account any possible redemptions of existing Mountain Crest shareholders prior to the business combination.

Hosting today’s call are Ben Kohn, Chief Executive Officer of Playboy and Rachel Webber, Chief Brand & Strategy Officer of Playboy, and Dr. Suying Liu, Chairman and Chief Executive Officer of Mountain Crest Acquisition Corp. I will now turn the call over to Dr. Suying Liu. Suying?

Dr. Suying Liu, Chairman and Chief Executive Officer of Mountain Crest Acquisition Corp.

Thank you and welcome everyone to the Playboy – Mountain Crest Acquisition Corp. conference call.

We are excited to announce that Mountain Crest has entered into a business combination agreement to combine its public company with Playboy.

As we said during the initial public offering of Mountain Crest, our number one target for investment was to bring to the public markets a brand with global market opportunities – and today we are doing just that with Playboy, one of the world’s most iconic brands, which we believe with this expert team and committed capital, can further unlock a highly relevant, commerce driven Company with opportunities in several key pillars which will be discussed today.

[Pause]

We have $58 million in the Mountain Crest trust account and we have raised $50 million in committed PIPE proceeds.

Upon closing, the combined company will have an anticipated enterprise value of approximately $415 million and have over $100 million of unrestricted cash on the balance sheet.

I’ll turn the call over to the Playboy CEO, Ben Kohn who will go through Playboy’s recent evolution, its unique positioning as a global consumer lifestyle platform and his strategy for future growth.

Ben Kohn, Chief Executive Officer

Thank you, Suying. And, good morning everyone. I’m thrilled to be here today to reintroduce the Playboy business to all of you and to share why now is the right time to return Playboy to the public markets.

We are taking this step into the public markets because the committed capital will enable us to accelerate our product development and go-to-market strategies and to more rapidly build our direct to consumer capabilities.

Before diving into our story, I want to share why we were immediately attracted to Mountain Crest Acquisition Corp. Mountain Crest is truly a unique SPAC in that it has no warrants outstanding, and only a tenth of a right per share, which creates a less complicated and less dilutive entity for our shareholders.

I also want to let you know that all of Playboy’s existing shareholders including management are rolling 100% of their holdings into the deal and signing 12-month lock-ups. Assuming no redemptions on the money in trust, existing Playboy shareholders and management will own 66% of the company post-transaction.

I stepped into the CEO role at Playboy in 2017. I spent the previous 20 years in private equity focused on unlocking huge value from incredible entertainment and consumer assets. I saw in Playboy the biggest opportunity of my career.

Playboy is huge. It is a brand and platform that could not be replicated today. It has massive global reach, with more than $3B of global consumer spend, and products sold in over 180 countries. We engage with millions of people every day across our owned and social channels – and our reach grows exponentially with our built-in network of ambassadors. No brand gets noticed quite like the Rabbit Head and in today’s increasingly cluttered and fickle environment, Playboy has a special power to both stand out and to last.

Over the past 2 years, we shut down almost all of our legacy media businesses, grew our Gen Z and Millennial customer base with new product launches, built out direct to consumer capabilities, and grew our licensing business to over $400M in forward-booked cash flows. We also introduced new owned and operated product lines in the US – a key part of our strategy to capture a greater share of consumer spend against the brand.

While we are still in the early innings executing against our owned and operated growth strategy, we are on track to grow our revenue 68% in 2020 and more than double our Adjusted EBITDA over the previous year. We have a highly achievable roadmap in place to hit our goal of $100M of Adjusted EBITDA in 2025.

Our product strategy is informed by consumer data and our iconic brand positioning of free expression, sex-positivity and pleasure for all. We are focused on four high-growth categories:

•	First, Sexual Wellness – Where our intimacy products and lingerie are driving growth into an addressable market we anticipate will reach $400 billion in the next four years. This segment is poised to contribute roughly 40% of our revenues this year, and we recently rolled out our intimacy products in over 10,000 CVS and Wal-Mart stores.
•	Second, Style & Apparel – Which is about 50% of our revenues today, includes multiple fashion and accessory brands, including in China, where we are a leading men’s apparel brand. In the US and UK, in partnership with fashion brands like Missguided and PacSun, we have 10x-ed retail sales of our branded apparel products over the past two years to more than $50M.
•	Third, Gaming & Lifestyle – with our partners including market leaders Microgaming and Scientific Games, we drive over $50M of global gross gaming sales on casino-style games.
•	And Fourth, Beauty & Grooming – we are building a strong foundation for fragrance, skincare, men’s grooming and cosmetics product lines. Our newly launched men and women’s fragrance products are available in DM and Rossman in Germany and will launch in Superdrug in the UK this month.

Our growth strategy to build owned and operated product lines and direct to consumer distribution channels was a key driver of our Dec 2019 acquisition of Yandy.com, a women’s lingerie and accessories digital commerce business. The Yandy acquisition expanded our direct customer base by over two and a half million relationships and provided key warehouse and fulfillment center infrastructure that we have since integrated into our Playboy operations. Yandy has benefitted from our performance marketing expertise and we have grown that business by over 35% percent this year.

Our successful acquisition and integration of the Yandy business is a case study for future acquisitions we may make to augment and accelerate our organic growth. In particular, we believe we are uniquely positioned to aggregate a highly fragmented sexual wellness category that consumers immediately identify with the Playboy brand. This category represents everything from men’s and women’s sexual health products to education services to bedroom accessories and we believe the affiliation with our brand provides an efficient and effective marketing platform for these products and services.

The most crucial component of our recent growth is our healthy and thriving hero brand. We have a clear mission: to create a culture where all people can pursue pleasure. The core pillars of that mission – standing for free expression, equality, personal freedoms and the power of pleasure and fun in your life – are rooted in our 67-year history.

Most importantly, our mission creates a clear focus for our business and the role we play in consumers lives: providing them with the products, services and experiences that create a lifestyle of pleasure.

I’ve asked our Chief Brand and Strategy Officer, Rachel Webber, to join me on the call today to talk a bit more about our brand and how powerfully it is resonating with consumers today. Rachel?

RACHEL WEBBER

Thank you, Ben.

It’s been incredibly exciting to work on reintroducing the Playboy brand and expanding our addressable audience with new products and services.

The Playboy brand is one of the most unique and powerful in the world in the emotional connection it inspires. Playboy helps people feel confident living a life with pleasure woven into it – free of shame or judgement. This way of living not only resonates across age and gender demographics, but it is what people are crying out for today.

Over the past two years, we’ve focused on a three-part strategy for revitalizing the brand:

First, we leaned into our authenticity as a groundbreaking editorial and social advocacy platform to work with some of the biggest names on the planet and to connect with a young audience on issues they care deeply about. We collaborated with superstars like Kylie Jenner, Lizzo, King Princess, Bad Bunny and Travis Scott, provided a platform for today’s revolutionary activists and thought-leaders, such as Alicia Garza, Geena Rocero, and Tarana Burke, and created advocacy campaigns focused on issues Playboy has championed for decades on racial and LGBTQ+ equality, women’s reproductive rights and cannabis law reform.

Second, we collaborated with some of the biggest names in streetwear to engage the older Gen Z and younger Millennial audience with highly coveted products through partnerships with the likes of Supreme, Moschino, Revenge and of course our lines with PacSun and Missguided.

And third, we created our own built-in ambassador network with our Playmates. We recognized the role we could play as an authority on sex and beauty and used it to challenge society’s narrow definitions of “sexy” to be more inclusive. In doing so, we captured the attention and loyalty of a new, younger, more socially active female audience, and established our Playmates as an extended influencer platform, helping us efficiently market new products and services. We’re particularly excited about the role our Playmate community will play in our upcoming Beauty category launches.

All of this work has translated to reaching a younger audience with more representation across genders. Over the past 2 years, we added more than 10M new followers across Instagram, Facebook and Twitter and grew our female Instagram audience by almost 70% over the past 2 years. Today more than 85% of our total social audience is under 44.

Playboy is one of the most unique brands in the world in its ability to appeal across demographics, at all different stages of people’s lives.

Of course, our most important measure of success is our sales, which in the US and UK have almost doubled in the past year. Our streetwear collaborations are on track to achieve more than $50M in retail sales in 2020, and our recent drops have been selling out in minutes.

We’ve also expanded the distribution of our products in major retailers throughout the US and Europe. A retail test of our intimacy products in late 2019 led to a roll out in more than 10,000 Walmart and CVS stores today. Our new fragrance line launched in Germany in DM and Rossmann, and is coming to Super Drug in the UK this month. Our new home lifestyle line just launched on Wayfair. And our collab offerings are available across high end retail like Bloomingdale’s, Selfridges, Urban Outfitters and Nordstrom.

As Ben said earlier… The Playboy brand – with its global recognition, immediate emotional connection, and broad category affinity – would be impossible to replicate today, and you would likely spend billions of dollars trying to do so. Most exciting is that with the categories we’re focused on, we will integrate into consumers’ lives from morning to night – with Playboy products and with other branded product offerings as well. Playboy today is a platform for a whole way of life – inviting people around the world to live the pleasure lifestyle.

With that, I’ll hand it back to Ben.

BEN KOHN

Thanks, Rachel.

To recap...

We are well on our way to our goal of $100M of Adjusted EBITDA in 2025… with a clear path to our $40M Adjusted EBITDA target for 2021.

We have a highly profitable business model. We have $400M in contracted highly visible licensing cashflow, over $180M in Net Operating Losses; and we are selling products in categories that are global and growing quickly. And our product areas of focus are enormous – particularly our opportunity to dominate the sexual wellness category.

My team is committed, invested and incentivized to build massive growth – and as I mentioned at the start, all of the existing shareholders are rolling over.

The proposed transaction values the combined company at approximately $415 million.

After giving effect to the transaction, the company is expected to have over $100 million of unrestricted cash on the Balance Sheet and public equity currency to ensure sufficient capital for future growth.

We are so excited about the future of Playboy.  The categories we are playing in are massive and growing.  With committed capital from this transaction, we will take advantage of the opportunity in front of us, with over 100% adjusted EBITDA growth anticipated this year, building to $100 million of adjusted EBITDA in 2025.

Thanks for your attention today. We look forward to sharing additional information with you as we proceed forward. If you have any questions regarding the presentation, please visit the Mountain Crest website at www.MCacquisition.com.

Thank you for joining today’s call.

Important Information and Where To Find It

In connection with the proposed Business Combination described herein, Mountain Crest Acquisition Corp. (“MCAC”) intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A, including a preliminary proxy statement and a definitive proxy statement. Promptly after filing its definitive proxy statement with the SEC, MCAC will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the Special Meeting relating to the transaction. INVESTORS AND STOCKHOLDERS OF MCAC ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT MCAC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MCAC, PEI (AS DEFINED BELOW) AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by MCAC with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by visiting the investor relations section of www.mcacquisition.com.

Participants in the Solicitation

MCAC and its directors and executive officers may be deemed participants in the solicitation of proxies from MCAC’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in MCAC will be included in the proxy statement for the proposed Business Combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed Business Combination when available. Information about MCAC’s directors and executive officers and their ownership of MCAC common stock is set forth in MCAC’s prospectus, dated June 4, 2020, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Playboy Enterprises, Inc. (“PEI”) and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of MCAC in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the proxy statement for the proposed Business Combination.

Forward-Looking Statements

The foregoing script contain certain “forward-looking statements” within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in script regarding the proposed transactions contemplated by the Merger Agreement, including the benefits of the Merger, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Merger. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on MCAC’s and PEI’s managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against MCAC and PEI following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the stockholders of MCAC and PEI, certain regulatory approvals, or satisfy other conditions to closing in the Merger Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 pandemic on PEI’s business and/or the ability of the parties to complete the proposed Business Combination; (6) the inability to obtain or maintain the listing of MCAC’s shares of Common Stock on Nasdaq following the proposed Business Combination; (7) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (8) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of PEI to grow and manage growth profitably, and retain its key employees; (9) costs related to the proposed Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that MCAC or PEI may be adversely affected by other economic, business, and/or competitive factors; (12) risks relating to the uncertainty of the projected financial information with respect to PEI; (13) risks related to the organic and inorganic growth of PEI’s business and the timing of expected business milestones; (14) the amount of redemption requests made by MCAC’s stockholders; and (15) other risks and uncertainties indicated from time to time in the final prospectus of MCAC for its initial public offering dated June 4, 2020 filed with the SEC and the proxy statement on Schedule 14A relating to the proposed Business Combination, including those under “Risk Factors” therein, and in MCAC’s other filings with the SEC. MCAC cautions that the foregoing list of factors is not exclusive. MCAC and PEI caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MCAC and PEI do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its their expectations or any change in events, conditions, or circumstances on which any such statement is based.